Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Linda Flynn, (212) 235-2191

Linda.Flynn@tphs.com

Trinity Closes $189.5 Million Construction Loan for Mixed-Use Development

Construction Underway on Condos and Long-Awaited Public School for Lower Manhattan

NEW YORK, NY (December 22, 2017). Trinity Place Holdings Inc. (NYSE: TPHS) announced today that it has entered into a construction loan in the amount of $189,500,000 to finance the construction of a new mixed-use building containing approximately 300,000 square feet of gross floor area at 77 Greenwich Street, Manhattan, which will include 90 luxury condominium homes and a public elementary school. The project also includes the adaptive reuse of the landmarked Robert and Anne Dickey House, 7,500 square feet of street level retail space, and construction of a new handicapped accessible subway entrance on Trinity Place.

The loan has a four-year term with one extension option. This loan, in addition to equity already funded by the Company and future contributions by the New York City School Construction Authority (SCA) will cover anticipated future costs of the project. The project hard costs are 93% “bought out” and are managed under a gross maximum price construction contract.

In connection with the transactions contemplated by the loan agreement, TPHS and SCA entered into an agreement that provides for the design and construction of the core and shell of a pre-kindergarten through 5th grade school that will occupy the first eight floors of the project, including the landmarked Dickey House. Under this agreement, the SCA will purchase a condominium interest in the project and at substantial completion will finish the interior construction. The condominium homes along with the subway improvements are scheduled to be completed by year end 2020.

Mark Fisher, Shawn Rosenthal and Alexander Furnary of CBRE acted as exclusive brokers on this financing transaction. Justin DiMare of Newmark Knight Frank represented seller and Howard Kessler of Newmark Knight Frank represented the purchaser on the SCA land purchase transaction.

James P. Godman, Daniel Berman and Dennis Heyman of Kramer Levin Naftalis & Frankel LLP represented Borrower on the transaction and Michael Byrne, Marie Caroline Bertrand and Rosemary G. Ayers of Day Pitney LLP represented the Lender.

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About TPHS

Trinity Place Holdings Inc. (the “Company”) is a real estate holding, investment and asset management company. The Company’s business is primarily to own, invest in, manage, develop and/or redevelop real estate assets and/or real estate related securities. As of September 30, 2017, the Company is developing a mixed-use condominium at 77 Greenwich Street in Lower Manhattan, which is one of Lower Manhattan’s premier development sites. The Company also owns a shopping center located in West Palm Beach, Florida and retail boxes in Westbury, New York (sold August 2017) and Paramus, New Jersey as well as a 50% interest in The Berkley, a Williamsburg, Brooklyn, located multi-family property. Trinity Place Holdings’ intellectual property includes rights related to the Filene's Basement trademarks. In addition, the Company also has over $230 million of Federal tax net operating losses. Several of its current assets are the legacy of certain Syms Corp. and Filene’s Basement holdings as a result of those companies having emerged from Chapter 11 bankruptcy under a plan of reorganization in September 2012. The Company also is under Contract to purchase 237 11th Street in Brooklyn. More information on the Company can be found at www.trinityplaceholdings.com and on our residential properties at http://theberkleybk.com/ as well as www.237eleventh.com

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “may,” “will,” “expects,” “believes,” “plans,” “anticipates,” “opportunity,” “current,” “seeks,” “estimates,” or “potential,” or the negative thereof or other and similar expressions. These forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of the Company may differ materially from those expressed or implied by such forward-looking statements.  Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including among others, risks related to timing and costs associated with construction of the 77 Greenwich property, which could exceed our current estimates.  For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2016, as well as to our subsequent filings with the Securities and Exchange Commission.  The forward-looking statements contained herein speak only as of the date hereof, and we assume no obligation to update any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.